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                                                             EXHIBIT (4)(a)(vii)

                               [LOGO] METLIFE(R)

                      METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
               One Madison Avenue--New York, New York 10010-3690



This Certificate is being provided to you in accordance with the requirements of the New York State Insurance Department. It summarizes the terms of the Group Annuity Contract ("Contract") which was issued by Metropolitan Life Insurance Company ("MetLife") to the fiduciary of the Plan. A copy of the Contract is available upon request.

(1) The Contract is a funding vehicle for the Plan. The Plan fiduciary is the owner of the Contract. All Plan fiduciary actions under the Contract must be in accordance with the Plan's provisions.

(2) There is a fixed interest account under the Contract. The fixed interest account provides a guarantee of an interest rate on contributions. Rates are set by MetLife from time to time and will never be less than 3%.

(3) There is also a separate account under the Contract. The separate account is divided into several divisions. The value of the separate account is variable and is not guaranteed by MetLife.

(4) MetLife maintains individual Plan participant account balances under the Contract. However, the Plan fiduciary still retains fiduciary responsibility with regard to transfers or withdrawals. The Plan participant's consent is not required under the Contract.

     It is the responsibility of the Plan fiduciary to determine that any transfer or withdrawal is prudent in light of the circumstances and any possible charges. The Plan fiduciary will act in the best interests of Plan participants.

(5) MetLife will send accounting statements for each Plan participant to the Plan fiduciary at least twice each year. Plan participants will receive information about individual account balances from the employer.

(6) An annual administrative fee may be deducted from each Plan participant's fixed account balance. This fee will never exceed $20.

(7) MetLife may also deduct a yearly recordkeeping fee from each Plan participant's fixed interest account balance if that is what is negotiated by the Plan fiduciary. The fee will never exceed $25. MetLife may send such fee to a third party administrator specified by the Plan fiduciary.


Form G.4266-4
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(8)  There will never be a withdrawal charge if this Contract is the exclusive funding vehicle under the Plan. However, a charge of up to 7% may be deducted from each withdrawal if additional Plan funding options are added under the Plan which did not exist when the Contract was issued and the Plan participant has been a participant under the Contract for fewer than ten years.

     Even if MetLife imposes a withdrawal charge under the Contract, there are various exemptions. For example, no withdrawal charge applies to the purchase of income payment benefits or a full withdrawal made annually over four years (the systematic termination option).

(9) The Contract provides a death benefit. The death benefit before any income payments begin will be the greatest of (i) the Plan participant's entire account balance, (ii) the total contributions made, less any withdrawals, for that participant; and (iii) the highest account balance, less any withdrawals and fees, as of the end of the calendar year in which any prior quinquennial anniversary of the first contribution on behalf of that participant occurred.

(10) The Plan fiduciary may purchase income payment benefits under the Contract on behalf of Plan participants. MetLife will issue an individual certificate outlining the benefits payable to such Plan participants.

(11) MetLife guarantees any income payment benefits purchased for Plan participants and further guarantees to make such benefits available at the lowest current cost under contracts in the class to which the Contract belongs. If the age of the Plan participant or any other relevant fact is misstated, MetLife has the right to adjust the amount of any income payment benefits.

(12) The Contract may be discontinued by MetLife if the Plan's provisions, administration or sponsorship changes, or if the Plan is no longer qualified under IRC Section 401. In addition, the Plan fiduciary may discontinue the Contract. A withdrawal charge may apply when the funds under the Contract are turned over to the Plan fiduciary at discontinuance.